EXHIBIT 99.1

Consolidated Communications Reports Third Quarter 2012 Results

  Completed the acquisition of SureWest on July 2nd
  Achieved significant synergies at close and during the quarter
  Grew net new broadband additions by 6,501
  Increased revenue by 0.8% year-over-year on a pro forma basis

MATTOON, Ill., Nov. 1, 2012 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the third quarter 2012, which included results from SureWest Communications.

Third quarter financial summary:

  Revenue was $157.0 million
  Net cash from operations was $20.4 million
  Adjusted EBITDA was $70.9 million

"We are excited about the first full quarter of combined operations with SureWest and are pleased with the strong results we delivered," said Bob Currey, President and Chief Executive Officer. "The legacy business continued to perform well, while the results from the newly acquired SureWest assets were better than expected. I'm proud of these results and very appreciative of the efforts from those employees who are driving the significant progress we are making on integration."

"Financially, we delivered increases to both revenue and adjusted EBITDA year-over-year on a pro forma basis. We also produced a comfortable dividend payout ratio of 67.2%. We are on plan with our synergy targets of a $20 million operating expense savings run-rate at the end of year one and $25 million run-rate at the end of year two. At the close, we achieved $10 million in annualized synergies and another $2 million throughout the quarter."

"Operationally, we had another solid quarter. We grew data connections by 4,136 and video connections by 2,365 for a total broadband growth of 6,501. Despite the stagnant macro economy, we are well diversified across our markets and continue to invest to capitalize on the growth opportunities," Currey concluded.

Operating Statistics at September 30, 2012, Compared to pro forma September 30, 2011

	Period Ended September 30,
	2012	2011	Increase/(decrease)%

Data connections	246,817	233,146	13,671	5.9%
Video connections	105,202	98,058	7,144	7.3%
ILEC access lines	270,960	284,565	(13,605)	(4.8%)
Voice connections (non-ILEC)	131,457	136,465	(5,008)	(3.7%)
Total connections	754,436	752,234	2,202	0.3%

Operating metrics presented in the above table and at the end of the press release are presented for all periods on a pro forma basis for the SureWest acquisition.

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $23.0 million, and the dividend payout ratio was 67.2%. The Company made capital expenditures of $28.3 million.

Financial Highlights for the Third Quarter Ended September 30, 2012

  Revenues were $157.0 million in the third quarter compared to $92.5 million for the same period of 2011. On a pro forma basis, revenues were $157.0 million, compared to $155.7 million in the same period of 2011 resulting in an increase of $1.3 million, or 0.8%. Increases in data, video and backhaul revenues more than offset the declines in voice related services.
  Income from operations was $10.1 million, compared to $15.2 million in the third quarter of 2011. The decrease is primarily attributable to $14.5 million in severance and integration related costs, which were partially offset by expense reductions tied to our synergy efforts.
  Interest expense, net was $20.6 million, compared to $13.4 million in the same quarter last year. The increase is mainly due to the expense related to our Senior Notes offering for the SureWest acquisition totaling $8.4 million in the quarter, which was partially offset by lower costs from our interest rate swap agreements.
  Other income, net was $8.5 million, compared to $6.9 million for same period in 2011.  Cash distributions from our Verizon wireless partnerships were $7.7 million for the third quarter of 2012 compared to $6.9 million for the same quarter of 2011.
  Net loss attributable to common stockholders was $0.3 million, compared to net income of $5.8 million in the third quarter of 2011. "Adjusted net income attributable to common stockholders" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $11.2 million, compared to $6.1 million in the same quarter of 2011.
  Diluted net loss per common share was $0.01. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the current quarter was $0.28.
  Net cash provided from operating activities was $20.4 million, compared to $32.1 million for the third quarter in 2011. The decline was driven primarily due to severance and integration costs related to the SureWest acquisition.
  Adjusted EBITDA was $70.9 million, compared to $46.3 million for the same period in 2011. On a pro forma basis, adjusted EBITDA increased by $4.3 million, or 6.5% from $66.6 million in the third quarter of 2011.
  The total net debt to last twelve month pro forma adjusted EBITDA coverage ratio was 4.38 times to one. As we deliver on the $25 million in synergies and the benefits flow through to adjusted EBITDA while continuing to amortize our debt, we expect to drive net leverage lower.

Financial Highlights for the Nine Months Ended September 30, 2012

  Revenues were $343.4 million, compared to $280.6 million in the same period of 2011.  On a pro forma basis, revenues were $471.3 million, compared to $466.3 million in the same period of 2011 resulting in a $5.0 million increase, or 1.1%. Increases in data, video and backhaul revenues more than offset the declines in voice related services.
  Net income attributable to common stockholders was $4.2 million, compared to $18.5 million in the prior year period. The decline is primarily due to costs related to the SureWest acquisition and associated financing, which were partially offset by higher revenues.
  Net cash provided from operating activities was $71.9 million, compared to $93.3 million for the nine months ended September 30, 2011. The decline is primarily due to costs related to the SureWest acquisition and associated financing, which were partially offset by higher revenues.
  Adjusted EBITDA, on a pro forma basis, was $201.3 million, compared to $203.8 million for the prior year period.

Financial Guidance

The Company is reiterating its guidance. The table below reflects pro forma guidance for 2012, which includes a full year of SureWest for both periods presented.

	2011 Pro Forma Results	2012 Pro Forma Guidance

Cash Interest Expense	$59.7 million	$63.0 million to $67.0 million
Cash Income Taxes	$7.8 million	$5.0 million to $6.0 million
Capital Expenditures	$115.1 million	$110.0 million to $115.0 million

Dividend Payments

On October 29, 2012, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2013 to stockholders of record at the close of business on January 15, 2013.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss third quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 39670134. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until November 8, 2012 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis. We believe net cash provided by operating activities is the GAAP financial measure most directly comparable to EBITDA.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to successfully integrate the operations of  SureWest Communications ("SureWest") and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; changes in content costs, which have been substantial and continue to increase; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's and SureWest's filings with the Securities and Exchange Commission, including our respective reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 24,775	$ 105,704
Accounts receivable, net	60,661	35,492
Prepaid expenses and other current assets	31,011	19,983
Total current assets	116,447	161,179

Property, plant and equipment, net	876,115	339,197
Intangibles, net and other assets	810,168	693,693
Total assets	$ 1,802,730	$ 1,194,069

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 8,800	$ 8,800
Current portion of capital lease obligation	229	192
Accounts payable	19,732	13,673
Accrued expenses and other current liabilities	127,482	62,625
Total current liabilities	156,243	85,290

Capital lease obligation less current portion	4,342	4,519
Long-term debt	1,197,717	871,200
Other long-term liabilities	280,661	185,248
Total liabilities	1,638,963	1,146,257

Stockholders' equity:
Common stock, $0.01 par value	399	299
Paid in capital	191,223	79,852
Accumulated other comprehensive loss	(33,715)	(37,833)

Total Consolidated Communications Holdings, Inc. stockholders' equity	157,907	42,318
Noncontrolling interest	5,860	5,494
Total stockholders' equity	163,767	47,812
Total liabilities and stockholders' equity	$ 1,802,730	$ 1,194,069

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues	$ 157,012	$ 92,548	$ 343,381	$ 280,612
Operating expenses:
Cost of services and products	59,589	33,913	131,979	103,864
Selling, general and administrative expenses	35,568	21,148	75,092	60,994
Financing and other transaction costs	14,525	109	19,909	2,649
Depreciation and amortization	37,252	22,161	81,258	66,306
Income from operations	10,078	15,217	35,143	46,799
Other income (expense):
Interest expense, net	(20,624)	(13,447)	(52,117)	(37,783)
Other income, net	8,461	6,919	21,888	20,370
Income (loss) before income taxes	(2,085)	8,689	4,914	29,386
Income tax expense (benefit)	(1,895)	2,723	314	10,410
Net income (loss)	(190)	5,966	4,600	18,976
Less: Net income attributable to noncontrolling interest	121	148	366	442
Net income (loss) attributable to Consolidated Communications Holdings, Inc.	$ (311)	$ 5,818	$ 4,234	$ 18,534

Diluted net income (loss) attributable to Consolidated Communications Holdings, Inc. per common share	$ (0.01)	$ 0.19	$ 0.12	$ 0.61

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

OPERATING ACTIVITIES
Net cash provided by operating activities	20,421	32,106	71,900	93,309
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	(78,986)	--	(377,021)	--
Purchase of property, plant and equipment, net	(28,269)	(10,542)	(50,420)	(31,246)
Proceeds from sale of assets	387	31	415	427
Other	--	103	(314)	159
Net cash used in investing activities	(106,868)	(10,408)	(427,340)	(30,660)
FINANCING ACTIVITIES
Proceeds on bond offering	--	--	298,035	--
Proceeds on issuance of revolving debt	35,000	--	35,000	--
Payment of capital lease obligation	(48)	(37)	(140)	(108)
Payment on long-term debt	(2,200)	--	(6,600)	--
Payment of financing costs	(8,077)	(72)	(13,147)	(3,471)
Restricted cash for bond offering	17,047	--	--	--
Dividends on common stock	(15,464)	(11,591)	(38,637)	(34,719)
Net cash provided by (used in) financing activities	26,258	(11,700)	274,511	(38,298)
Net change in cash and cash equivalents	(60,189)	9,998	(80,929)	24,351
Cash and cash equivalents at beginning of period	84,964	82,007	105,704	67,654
Cash and cash equivalents at end of period	$ 24,775	$ 92,005	$ 24,775	$ 92,005

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	Actuals	Pro Forma	Pro Forma	Pro Forma
	2012	2011	2012	2011

Telephone Operations
Local calling services	$ 27,076	$ 29,429	$ 84,075	$ 90,085
Network access services	29,461	30,254	90,846	87,972
Subsidies	12,675	12,961	37,248	38,244
Long distance services	5,380	6,123	16,486	19,037
Data, Video and Internet services	64,995	59,632	189,832	178,465
Other services	9,836	9,517	28,933	28,828
Total Telephone Operations	149,423	147,916	447,420	442,631
Other Operations	7,589	7,784	23,863	23,645
Total operating revenues	$ 157,012	$ 155,700	$ 471,283	$ 466,276

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	Actuals	Pro Forma	Pro Forma	Pro Forma
	2012	2011	2012	2011
Net income (loss)	$ (190)	$ 2,476	$ 1,522	$ 7,213
Add (subtract):
Income tax expense (benefit)	(1,895)	479	(548)	3,217
Interest expense	20,624	21,813	61,260	64,902
Depreciation and amortization	37,252	38,767	114,470	116,124
EBITDA (1)	55,791	63,535	176,704	191,456

Adjustments to EBITDA (2):
Other, net (3)	6,840	(5,191)	(1,011)	(12,627)
Investment distributions (4)	7,723	6,948	19,835	19,691
Non-cash compensation (5)	595	1,330	5,725	5,247

Adjusted EBITDA	$ 70,949	$ 66,622	$ 201,253	$ 203,767

Footnotes for Adjusted EBITDA:
(1) EBITDA is defined as net earnings before income taxes, interest expense, and depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, transaction related costs and certain miscellaneous items.
(4) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(5) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended September 30, 2012
Adjusted EBITDA	$ 70,949

- Cash interest expense	(19,681)
- Capital expenditures	(28,269)
- Cash income taxes	--

Cash available to pay dividends	$ 22,999

Dividends Paid	$ 15,464
Payout Ratio	67.2%

* The above calculation excludes the principal payments on the amortization of our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term debt	$ 873,400
Senior unsecured notes	300,000
Drawn on revolver	35,000
Capital leases	4,571
Total debt as of September 30, 2012	$ 1,212,971
Less cash on hand	(24,775)
Total net debt as of September 30, 2012	$ 1,188,196

Adjusted EBITDA, pro forma, for the last twelve months ended September 30, 2012	$ 271,368

Total Net Debt to last twelve months
Adjusted EBITDA, pro forma	4.38	x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Reported net income attributable to common stockholders	$ (311)	$ 5,818	$ 4,234	$ 18,534
Change in uncertain tax liabilities	--	(251)	--	(251)
Interest reversal on reduction in uncertain tax positions	--	(35)	--	(35)
Acquisition related tax adjustments	831	--	883	--
Acquisition and financing related costs, net of tax	10,282	--	17,244	--
Severance, net of tax	--	132	--	433
Refinancing charges, net of tax	--	75	--	1,711
Non-cash stock compensation, net of tax	421	401	1,136	1,081
Adjusted net income attributable to common stockholders	$ 11,223	$ 6,140	$ 23,497	$ 21,473

Weighted average number of shares outstanding	39,439	29,593	32,963	29,593
Adjusted diluted net income per share	$ 0.28	$ 0.21	$ 0.71	$ 0.73

Calculations above assume a 29.2 and 31.3 percent effective tax rate for the three months ended September 30, 2012 and 2011, respectively. The assumed effective tax rates for the nine months ended September 30, 2012 and 2011 are 32.6 and 35.4 percent, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	Actuals	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
ILEC access lines
Residential	155,274	157,293	159,141	161,080	163,346
Business	115,686	117,070	117,910	119,628	121,219
Total local access lines	270,960	274,363	277,051	280,708	284,565
Quarterly change	(1.2%)	(1.0%)	(1.3%)	(1.4%)	(1.3%)

Voice Connections (exc. ILEC access lines) [1]
Residential	80,097	81,190	82,850	83,793	83,797
Business	51,360	51,852	52,232	52,424	52,668
Total voice connections	131,457	133,042	135,082	136,217	136,465
Quarterly change	(1.2%)	(1.5%)	(0.8%)	(0.2%)	(0.2%)

Data and Internet Connections [2]	246,817	242,681	238,562	236,554	233,146
Quarterly change	1.7%	1.7%	0.8%	1.5%	2.3%
Res. penetration of marketable homes	30.2%	30.1%	30.3%	30.2%	30.2%

Video Connections [2]	105,202	102,837	102,006	100,753	98,058
Quarterly change	2.3%	0.8%	1.2%	2.7%	2.9%
Res. penetration of marketable homes	20.2%	19.9%	20.0%	19.9%	19.7%

Total Connections	754,436	752,923	752,701	754,232	752,234
Quarterly change	0.2%	0.0%	(0.2%)	0.3%	0.5%

Network Stats - Marketable Homes
Fiber homes	192,475	187,591	182,639	180,257	173,204
HFC homes	94,272	94,258	94,251	94,022	93,950
Copper homes	399,547	399,547	399,547	399,547	399,547
Total	686,294	681,396	676,437	673,826	666,701

Note: The figures in the table, excluding ILEC access lines, do not include SureWest business subscribers.
[1] These include voice lines outside the ILECs and Voice-over-IP inside the ILECs.
[2] These connections are both residential and business (excluding SureWest business subscribers). They include services both inside and outside the ILECs.
CONTACT: Company Contact:
         Matt Smith
         Treasurer & Investor Relations
         217-258-2959
         matthew.smith@consolidated.com